                                                                     EXHIBIT 2.1




                           ASSET PURCHASE AGREEMENT

                                     AMONG

                 OLD AMERICA STORES, LP AND KOB, LP, AS BUYERS

                                      AND

                           OLD AMERICA STORES, INC.,

                                      AND

                         OLD AMERICA WHOLESALE, INC.,

                                      AND

                      OLD AMERICA STORE, INC., AS SELLERS



                         DATED AS OF DECEMBER 31, 1997

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I    PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES...........   5
    1.1      Acquired Assets................................................   5
    1.2      Assignment of Leases, Contracts and Purchase Orders............   7
    1.3      Excluded Assets................................................   7
    1.4      Assumed Obligations............................................   8
    1.5      No Other Liabilities Assumed...................................   8

ARTICLE II - PURCHASE PRICE AND PAYMENT.....................................   9
    2.1      Deposit........................................................   9
    2.2      Payment of Purchase Price......................................   9
    2.3      Physical Count and Valuation...................................  10
    2.4      Post-Closing Purchase Price Adjustment.........................  10
    2.5      Prorations.....................................................  11
    2.6      Further Assurances.............................................  12
    2.7      Stipulation Regarding Purchase Price...........................  12

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLERS.....................  12
    3.1      Due Authorization..............................................  12
    3.2      Permits; Consent...............................................  12
    3.3      Financial Statements and Obligations...........................  13
    3.5      Contracts......................................................  13
    3.6      Brokers........................................................  13
    3.7      Accounts.......................................................  13
    3.8      Bankruptcy Reports.............................................  13

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PURCHASER....................  14
    4.1      Corporate Authority............................................  14
    4.2      Consents.......................................................  14
    4.3      Brokers........................................................  14
    4.4      "AS IS" Purchase...............................................  14

ARTICLE V -  COVENANTS OF SELLERS...........................................  14
    5.1      Implementing Agreement.........................................  14
    5.2      Cooperation of Sellers; Access to Information..................  15
    5.3      Ordinary Course................................................  15
    5.4      Compensation...................................................  15
    5.5      Consents and Approvals.........................................  15
    5.6      Preservation of Acquired Assets................................  16
    5.7      Maintenance of Insurance.......................................  16
    5.8      No Modifications...............................................  16
    5.9      Bankruptcy Actions.............................................  16
    5.10     Approval of Certain Contracts..................................  16
    5.11     Tax Returns....................................................  16
    5.12     Noncompetition and Confidentiality.............................  16

                                      (i)

    5.13     Referral of Business Opportunities.............................  18
    5.14     Insurance......................................................  18
    5.15     Notice of Developments.........................................  18
    5.16     Employees......................................................  19

ARTICLE VI - COVENANTS OF PURCHASER.........................................  19
    6.1      Implementing Agreement.........................................  19
    6.2      Consents and Approvals.........................................  19
    6.3      Assumed Obligations............................................  19
    6.4      Payment of Purchase Price......................................  19
    6.5      Employees......................................................  19
    6.6      Cooperation in Chapter 11 Cases................................  20
    6.7      Reasonable Access to Records and Certain Personnel.............  20

ARTICLE VII - CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER..............  20
    7.1      Warranties True as of Both Present Date and Closing Date.......  20
    7.2      Compliance with Agreement and Covenants........................  21
    7.3      Bankruptcy Conditions..........................................  21
    7.4      No Material Adverse Change.....................................  21
    7.5      Actions or Proceedings.........................................  21
    7.6      Escrow Agreement and Other Agreements..........................  22
    7.7      Other Documents................................................  22
    7.8      Consents and Approvals; Permits................................  22
    7.9      General Release................................................  22

ARTICLE VIII - CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS...............  22
    8.1      Warranties True as of Both Present Date and Closing Date.......  22
    8.2      Compliance with Agreements and Covenants; Certificates.........  22
    8.3      Actions or Proceedings.........................................  23
    8.4      Bankruptcy Conditions..........................................  23
    8.5      Guaranty.......................................................  23
    8.6      General Release................................................  23

ARTICLE IX - CLOSING........................................................  23
    9.1      Closing........................................................  23
    9.2      Deliveries by Sellers..........................................  23
    9.3      Deliveries by Purchaser........................................  24

ARTICLE X -  TERMINATION....................................................  24
    10.1     Termination....................................................  24
    10.2     Effect of Termination..........................................  24

ARTICLE XI[INTENTIONALLY OMITTED]...........................................  25

ARTICLE XII - MISCELLANEOUS.................................................  25
    12.1     Expenses.......................................................  25
    12.2     Amendment; Supplemental Disclosure.............................  25

                                      (ii)

    12.3     Notices........................................................  25
    12.4     Effect of Investigations.......................................  26
    12.5     Waivers........................................................  27
    12.6     Counterparts...................................................  27
    12.7     Headings.......................................................  27
    12.8     APPLICABLE LAW AND JURISDICTION................................  27
    12.9     Binding Nature; Assignment.....................................  27
    12.10    No Third Party Beneficiaries...................................  28
    12.11    Tax Matters....................................................  28
    12.12    Construction...................................................  28
    12.13    Entire Understanding...........................................  28

EXHIBITS
--------

EXHIBIT A        Inventory Projections
EXHIBIT B        Form of Sale Order
EXHIBIT C        Escrow Agreement
EXHIBIT D        Guaranty
EXHIBIT E        Form of General Release to be executed by Sellers
EXHIBIT F        Form of General Release to be executed by Purchaser

SCHEDULES
---------

1.2(a)    Leases
1.2(b)    Assumed Contracts
3.3       Financial Statements
3.5       Material Contracts
6.5       Sellers' Employees

                                     (iii)

                           ASSET PURCHASE AGREEMENT
                           ------------------------


     THIS ASSET PURCHASE AGREEMENT is dated as of December 31, 1997, by and among Old America Stores, LP and KOB, LP, each a limited partnership organized under the laws of the State of Tennessee (individually each a "Purchaser" and
                                                               ---------
collectively "Purchasers"), and Old America Stores, Inc., Old America Wholesale,
              ----------
Inc., and Old America Store, Inc., each a debtor and debtor-in-possession under Chapter 11 Case No. 97-1687 (PJW), jointly administered (individually each a "Seller" and collectively "Sellers"). In consideration of the mutual covenants,
 ------                    -------
agreements and warranties herein contained, the parties hereto agree as follows:

                              CERTAIN DEFINITIONS
                              -------------------

     Unless otherwise defined herein, terms used herein shall have the meanings set forth below:

     "Affiliate Obligations" means Sellers' debt and other obligations and
      ---------------------
liabilities to affiliates and stockholders of Sellers, and includes all interest, fees, costs and similar amounts payable by Sellers in respect thereof.

     "Agreement" means this Asset Purchase Agreement, including all Exhibits and
      ---------
Schedules hereto, as it may be amended from time to time in accordance with its terms.

     "Balance Sheet" means the consolidated projected balance sheet of Sellers
      -------------
as of January 31, 1998 attached as Exhibit A.

     "Bankruptcy Code" means title 11 of the United States Code, sections 101-
      ---------------
1330.

     "Bankruptcy Court" means the United States Bankruptcy Court for the
      ----------------
District of Delaware, having jurisdiction over Sellers and their assets in the Chapter 11 Cases.

     "BRF" means BankBoston Retail Finance, Inc. f/k/a GBFC, Inc.
      ---

     "Business" means the business conducted utilizing those operating assets
      --------
and operations of Sellers for the sale and distribution of, inter alia, framing, floral, craft and decorative accent products.

     "Chapter 11 Cases" means the pending cases commenced by Sellers on August
      ----------------
11, 1997 under chapter 11 of the Bankruptcy Code, pending in the Bankruptcy Court under docket no. 97-1687 (PJW), jointly administered.

     "Claim" means any claim, lawsuit, demand, suit, inquiry made, hearing,
      -----
investigation, notice of violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise.

     "Closing" means the consummation of the transactions contemplated herein in
      -------
accordance with Article IX hereof.
                ----------

     "Closing Date" means the date set forth in Section 9.1 below but in no
      ------------
event later than the date set forth in Section 7.13 below.

     "Code" means the United States Internal Revenue Code of 1986, as amended.
      ----

     "Contaminant" means any substance regulated under any Environmental Law, or
      -----------
any substance defined as or included in the statutory or regulatory definitions of pollutant, hazardous substances, hazardous or toxic wastes, hazardous materials, or "toxic substances" under any Environmental Law.

     "Contract" means any agreement, contract, commitment, or other binding
      --------
arrangement or understanding, whether written or oral.

     "Disclosure Schedule" means the disclosure schedules hereto.
      -------------------

     "Dollars" or "$" means dollars of the United States of America.
      -------      -

     "Environmental Law" means any Regulation which related to or otherwise
      -----------------
imposes liability or standards of conduct concerning discharges, releases or threatened releases of noxious odors or any Contaminants into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Contaminants.

     "Environmental Liabilities and Costs" means all Losses from any claim, by a
      -----------------------------------
Person, whether based on Contract, tort, implied or express warranty, strict liability, criminal or civil statute, including under any Remedial Action, any Environmental Law, any Permit required by or pursuant to any applicable Environmental Law, any Lien in favor of any authority for Environmental Liabilities and Costs, any Order or agreement with any authority, arising from environmental, health or safety conditions, or the Release of a Contaminant into the environment.

     "Financial Statements" means and refers collectively only to the
      --------------------
consolidated Form 10-Q dated as of November 10, 1997, together with Sellers' 1996 Form 10-K, copies of which are attached hereto as Schedule 3.3.
                                                       ------------

     "First Term Loan" means that certain term loan in the original principal
      ---------------
amount of $3,000,000, as same arises under that certain Loan and Security Agreement, dated August 12, 1997 between Sellers and BRF.

     "GAAP" means the U.S. generally accepted accounting principles at the time
      ----
in effect, consistently applied.

     "Guarantee" means any guarantee or other contingent liability (other than
      ---------
any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any Indebtedness or obligations of another Person, through a Contract or otherwise, including, without limitation, (a) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services or (b) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assume a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

     "Indebtedness" with respect to any Person means any obligation of such
      ------------
Person for borrowed money, and in any event shall include (i) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business,
(ii) the face amount of all letters of credit issued for the account of such Person, (iii) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, (iv) capitalized lease obligations, (v) all Guarantees of such Person, (vi) all accrued interest, fees and charges in respect of any Indebtedness, and (vii) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment and/or discharge of any Indebtedness.

     "Inventory Book Value" means all Inventory valued on the basis of Sellers'
      --------------------
historical cost and determined in accordance with the procedures and assumptions set forth in Section 2.2 hereof.

     "License" means that certain License to be granted to Purchasers by Sellers
      -------
at Closing to enable Purchasers to use certain Stores to conduct "going-out-of-business," "store closing" or similar theme sales therefrom.

     "Lien" means any security interest, lien, charge, mortgage, deed,
      ----
assignment, pledge, hypothecation, encumbrance, easement, restriction or interest of another Person of any kind or nature.

     "Losses" mean all liabilities of every kind, losses, costs, claims,
      ------
judgments, awards, damages (including punitive, consequential and treble damages), penalties or expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of investigation and litigation), and also including any expenditures or expenses incurred to cover, remedy or rectify any such Losses.

     "Order" means any decree, order, injunction, rule, judgment, consent of or
      -----
by an authority.

     "Ordinary Course of Business" means the operation of the Business by
      ---------------------------
Sellers in the usual and ordinary course in a manner substantially similar to the manner in which Sellers have operated since the commencement of the Chapter 11 Cases.

     "Person" means any corporation, partnership, joint venture, limited
      ------
liability company, organization, entity, authority or natural person.

     "Pipeline Cash" means all of the Sellers' credit card receipts (net of
      -------------
chargebacks) and cash received up until the calendar day immediately preceding the Closing and not yet credited to the amounts due under the Revolver.

     "Projected Inventory Book Value" shall mean $34,803,673, which represents
      ------------------------------
the applicable projected book value of the Inventory computed in accordance with GAAP as of January 20, 1998 as set forth in the attached Schedule 2.3(a).

     "Purchaser" means, as applicable herein, Old America Stores, LP or KOB, LP,
      ---------
each a Tennessee limited partnership.

     "Purchasers" means, collectively, Old America Stores, LP and KOB, LP.
      ----------

     "Regulation" means any law, statute, regulation, ruling, rule or Order of,
      ----------
administered or enforced by or on behalf of any authority.

     "Release" means any release, spill, emission, leaking, pumping, disposal,
      -------
discharge, dispersal or migration of any Contaminant into the indoor or outdoor environment or into or out of any property or assets (including the Acquired Assets) owned or leased by Sellers, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

     "Remedial Action" means all actions required under any applicable
      ---------------
Environmental Law to (1) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (2) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (3) perform pre-remedial studies and investigations and post-remedial monitoring and care.

     "Revolver" means the revolving line of credit extended by BRF to the
      --------
Sellers under that certain Loan and Security Agreement, dated August 12, 1997.

     "Sale Order" means that certain order(s) to be entered by the Bankruptcy
      ----------
Court in the Chapter 11 Cases, in substantially the form attached as Exhibit "B" to this Agreement, inter alia, approving the transactions contemplated by this Agreement.

     "Second Term Loan" means that certain term loan in the original principal
      ----------------
amount of $2,000,000, as same arises under that certain Loan and Security Agreement, dated August 12, 1997 between Sellers and BRF.

     "Sellers" means Old America Stores, Inc., Old America Wholesale, Inc., and
      -------
Old America Store, Inc., individually and collectively.

     "Store" means the premises from which Sellers operate the Business.
      -----

     "Store Lease" means, individually, any lease of non-residential real
      -----------
property from which Sellers conduct the Business and, collectively, all of Sellers' leases of non-residential real property from which Sellers conduct the Business, including, but not limited to, as same relate to a Store(s).

     "Taxes" means all taxes, charges, fees, duties, levies or other
      -----
assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and Social Security taxes imposed by the United States or any other country or by any state, municipality, subdivision or instrumentality of the United States or of any other country or by any other tax authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

     "Tax Return" means any report, return or other information required to be
      ----------
supplied to a taxing authority in connection with Taxes.

     "Third Party" means any Person other than Sellers, Purchasers or any of
      -----------
their respective affiliates.

                                   ARTICLE I

             PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

     1.1    Acquired Assets.  Subject to the terms and conditions set forth in
            ---------------
this Agreement, at the Closing, Sellers shall sell, assign, transfer and deliver to Purchasers, and Purchasers shall purchase, acquire and take assignment and delivery of, as shall be directed and designated by Purchasers at Closing, in their respective sole discretion, the following assets owned by Sellers (wherever located) related to, or used in conjunction with, the Business, and all of Sellers' right, title and interest therein and thereto, but not including those assets specifically excluded in Section 1.3 (all of the assets to be sold, assigned, transferred and delivered to Purchasers hereunder shall be deemed included in the term "Acquired Assets" as used herein):
                      ---------------

            (a) cash, net of Pipeline Cash, (i) in the amount necessary to assure that on the day immediately following the Closing each retail location will have cash on hand equal to the sum of (x) $100 per cash register at such location plus (y) $500; (ii) cash received by Sellers relating to the Business on or after the Closing Date and (iii) received (whether by Purchasers or Sellers) on or after the Closing relating to the Business for credit card sales transacted prior to the Closing (i.e., where the goods were delivered to the customer prior to the Closing based upon the customer's payment by credit card);

            (b) all instruments, prepaid assets and deposits, receivables, unbilled costs and fees, tax refunds, co-op advertising allowances, and accounts (individually an "Account" and collectively the "Accounts"); provided that by
                  -------                        --------
acquiring any Account from Sellers, Purchasers and Sellers intend that should Purchasers elect to pursue collection of any outstanding Account, Purchasers' sole exposure to the account debtor for set off, recoupment, or counterclaim relating to any pre-Closing transactions shall be limited to the amount owing under the relevant Account (the amount to which such exposure of Purchasers to Account debtors is to be limited as described in this Section 1.1(b) is referred to in this Agreement as "Account Debtor Liability");

            (c) all supplies, materials and inventories relating in any manner to the Business, including, without limitation, any such assets which (x) are actually located at any location of any Seller, (y) have been paid for by any Seller prior the Closing, or (z) have been shipped to such Seller, but not received by such Seller as of the Closing (collectively, the "Inventory");
                                                              ---------

            (d) all machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, goods, and other tangible personal property owned by Sellers;

            (e) all transferable licenses, permits, approvals, certificates of occupancy, authorizations, operating permits, registrations, plans and the like applicable to the Business (collectively, the "Permits");
                                               -------

            (f) all transferable patents, patent applications, licenses, service names, service marks, trade names, trademarks, trade name and trademark registrations (and applications therefor), copyrights and copyright registrations (and applications therefor), inventions and designs, including, without limitation, any and all such rights in and to the names "Old America," "Crafts America" and any of their derivatives as used on products related to the Business and goodwill, trade secrets, processes and know-how which relate in any manner to the Business (collectively, the "Intellectual Property");
                                           ---------------------

            (g) all Claims and rights of action arising out of occurrences before or after the consummation of the proposed transactions contemplated herein to the extent relating to the Acquired Assets (including all rights to insurance proceeds relating to any of the Acquired Assets), but specifically excluding any avoidance claims or causes of action arising under the Bankruptcy Code or applicable state law, including, without limitation, all rights and avoidance claims of Sellers arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code (an "Avoidance Action" and collectively the "Avoidance
                         ----------------                        ---------
Actions"); provided, however, in the event Sellers elect to pursue any Avoidance
-------
Action, prior to the commencement of such Avoidance Action, Sellers shall provide Purchasers with not less than ten (10) business days notice thereof;

            (h) all information, files, records, data, plans, contracts, and recorded knowledge, including customer and supplier lists, related to or used in connection with the Business, except to the extent that any of the foregoing are privileged or otherwise subject to third party privacy rights (the items excluded from this Section 1.1(h) are collectively referred to herein as "Excluded Records");

            (i)  all real estate owned by any Seller, wherever located; and

            (j) any and all other assets and rights that are not of the type or character referenced in Section 1.1(a) - (i) and which relate solely to or are necessary for the continuation after the Closing Date of the Business in at least the same manner and magnitude as of the date hereof.

     1.2    Assignment of Leases, Contracts and Purchase Orders.  Subject to the
            ---------------------------------------------------
terms and conditions set forth in this Agreement, Sellers will assign and transfer to Purchasers, effective as of the Closing Date, all of Sellers' right, title and interest in and to, and Purchasers will take assignment of, the following rights and interests that are exclusively used in connection with, or relate exclusively to, the Business (and the right, title and interest of Sellers (or any of them) under all of the following shall be deemed included in the term "Acquired Assets" as used herein):
          ---------------

            (a) Those leases (including, without limitation, Store Leases and leases covering real property and equipment or other personal property) identified on Schedule 1.2(a) (collectively, the "Leases"); provided, however,
              ---------------                     ------    --------  -------
Purchasers shall have the right to terminate this Agreement (as provided in
Section 7.11 hereof) in the event the Bankruptcy Court does not authorize Sellers' assumption and assignment to Purchasers of at least 80 Store Leases as shall be designated by Purchasers on Schedule 1.2(a); provided further, that
                                     ---------------  -------- -------
Purchasers' right to terminate this Agreement upon a failure of the Bankruptcy Court to approve the assumption and assignment of at least 80 Store Leases shall be adjusted downward on a store-for-store basis consistent with Purchasers' designation at or before Closing of those Stores that shall be subject to the License (for example, if the Purchasers designate that 25 Stores shall be subject to the License, the 80 Store Lease threshold shall be reduced to 55 Store Leases); and

            (b) All Contracts or other arrangements entered into in the Ordinary Course of Business, including, but not limited to, Contracts where either Seller is the customer/purchaser and the goods, supplies or materials purchased thereunder are not included in Inventory (collectively, the "Sellers'
                                                                       -------
Purchase Orders"), solely to the extent such Contracts are identified in
---------------
Schedule 1.2(b) hereof (collectively, the "Assumed Contracts").

     1.3    Excluded Assets.  Notwithstanding anything to the contrary in this
            ---------------
Agreement, the following assets of Sellers, as well as any other assets not defined as Acquired Assets, shall be retained by Sellers and are not being sold or assigned to Purchasers hereunder (all of the following are referred to collectively as the "Excluded Assets"):
                     ---------------

            (a) any stock held by either Seller or any other affiliates of Sellers;

            (b)  any and all Avoidance Actions; and

            (c)  any and all Excluded Records.

     1.4    Payment of Certain Secured Obligations.   At Closing, Purchasers
            --------------------------------------
will:

            (a) pay BRF a sum sufficient to satisfy the Sellers' obligations to BRF on account of the First Term Loan;

            (b) pay BRF a sum sufficient to satisfy the Sellers' obligations to BRF on account of the Second Term Loan;

            (c) pay BRF a sum sufficient to satisfy the Sellers' obligations to BRF on account of the Revolver.

     1.5    Additional Assumed Obligations.  At the Closing, except as provided
            ------------------------------
in Section 1.4, Section 1.5 and/or in Section 1.6, Purchasers shall only assume, and agree to pay, perform, fulfill and discharge the following additional obligations of the Sellers:

            (a) those obligations which are required to be performed after the Closing Date under the following: (i) the Leases; and (ii) the Assumed Contracts;

            (b) those obligations relating to accrued but unused vacation of employees of Sellers (or any of them) hired by Purchasers at Closing;

            (c)  all of Sellers' outstanding post-petition (ie. post-August 11,
                                                            --
1997) bona fide payment obligations owing to its product suppliers and vendors, up to a maximum of $5,050,511 (the "Post-Petition Trade Payables"), subject to any defenses and counter-claims; provided, however, Purchasers shall only assume
                                 --------  -------
Sellers' Post-Petition Trade Payables obligations to the extent same are disclosed in writing to Buyer prior to Closing and are set forth in Schedule
                                                                    --------
1.5(c) hereof.  Subject to the occurrence of the Closing, Purchasers shall pay
------
those Post-Petition Trade Payables as shall be set forth in Schedule 1.5(c)
                                                            ---------------
hereof on a pro rata basis to the affected creditors according to the following schedule: (i) the aggregate sum of $1,500,000 at Closing; (ii) the aggregate sum of $1,250,000 on or before August 31, 1998 (the "First Installment"); and (iii) the aggregate sum of $2,300,511 on or before December 31, 1998 (the "Second
                                                                     ------
Installment") (Purchaser agrees to co-operate in good faith with holders of
-----------
Post-Petition Trade Payables appearing on Schedule 1.5(c) to reconcile their respective accounts. Each trade vendor's actual ratable payment of the Post-Petition Trade Payables shall be based on such reconciled amounts; provided the first payment shall be made in accordance with the amounts on Schedule 1.5(c). Notwithstanding the result of such reconciliation, in no event shall Purchaser be obligated to assume and pay Post-Petition Trade Payables in excess of the aggregate amount of $5,050,511.);

            (d) all of Sellers' obligations (i) for curing any defaults and arrearages arising from Sellers' assignment to Purchasers and Purchasers' assumption of those Leases and Assumed Contracts as shall be identified in
Schedule 1.2(a) and Schedule 1.2(b) hereof, respectively, pursuant to (S) 365 of
---------------     ---------------
the Bankruptcy Code (hereinafter, individually a "Cure Amount," and collectively the "Cure Amounts"); provided, however, that in no event shall any Cure Amount
                     --------  -------
exceed the Dollar amount set forth per Lease/Assumed Contract in Schedule 1.2(a)
                                                                 ---------------
and Schedule 1.2(b) hereof, respectively, or such other amount as Purchasers may
    ---------------
agree or the Bankruptcy Court may order; and (ii) pre-petition (i.e., pre-August
                                                                ----
11, 1997) personal property taxes attributable to property maintained at the Leases; provided, that in no event shall the aggregate Dollar amount of the
        --------
amounts assumed by Purchasers under (d)(i) and (d)(ii) above exceed $927,808 in the aggregate. All undisputed Cure Amounts shall be paid on or before 10 business days after the Closing Date, with any disputed portion of a Cure Amount to be paid within such time as shall be determined by the Bankruptcy Court upon the final determination of such dispute by the Bankruptcy Court,

            (e)  certain of Sellers' outstanding post-petition (ie. post-
                                                                --
August 11, 1997) bona fide non-trade payable payment obligations (collectively, the "Post-Petition Non-Trade Payables"), as follows: (i) accrued salaries, wages and bonuses of employees of Sellers (or any of them) hired by Purchasers at Closing (hereinafter, individually a "Employee Amount", and collectively "Employee Amounts"), all as set forth in Schedule 1.5(e)(i) hereof; provided,
                                                                    --------
however, that in no event shall the aggregate Dollar amount of the Employee
-------
Amounts exceed $929,250 in the aggregate; and (ii) other post-petition liabilities, subject to any defenses and counter-claims as may exist thereagainst or with respect thereto, as same shall be set forth in Schedule
                                                                    --------
1.5(e)(ii) (hereinafter, individually an "Other Non-Trade Obligation", and
----------
collectively, the "Other Non-Trade Obligations"); provided, however, that in
                                                  --------  -------
no event shall the aggregate Dollar amount of the Other Non-Trade Obligations exceed $1,150,000 in the aggregate. Buyer shall pay the Post-Petition Non-Trade Payables to the affected creditors according to the following schedule: (i) all Employee Amounts shall be paid on or before the later of (x) the next regularly scheduled payroll period for said employees, or (y) the date when such amounts shall become due in the Ordinary Course of Business, by agreement with the affected employee, or order of the Bankruptcy Court, and (ii) all Other Non-Trade Obligations shall be paid (x) $850,000 at Closing and (y) $300,000 on July 31, 1998.

     The amounts set forth in this Section 1.5(a) - (e) are collectively defined herein as the "Assumed Obligations"). Sellers shall not be responsible for any
               -------------------
such cure obligations in connection with the assumption and assignment of any of
the Assumed Contracts or Leases.    Purchasers hereby reserve the right to
challenge the amount of any Cure Amount set forth in Schedule 1.2(a) or (b)
                                                     ----------------------
hereof, as the case may be. Subject to the terms and provisions of the License, Sellers expressly reserve the right to at any time seek to reject any Contract to which any of the Sellers is a party if such Contract is not among those designated for assumption and assignment by Purchasers at the Closing pursuant to this Section 1.5; provided, however, that any such rejection shall be (i) on
                     --------  -------
prior written notice to Purchasers, (ii) not limit or impair the rights of Purchasers to use or occupy any of the Closing Stores pursuant to the terms of the License, and
(iii) without prejudice to Purchasers' right to argue that property which is subject to any such Contract to be rejected constitutes Disputed Status Property (as defined in Section 1.7 below) and that it is owned by Sellers.

     1.6    No Other Liabilities Assumed.  Sellers acknowledge and agree that
            ----------------------------
pursuant to the terms and provisions of this Agreement and under any Contract, Purchasers will not assume any obligation of Sellers, other than the Assumed Obligations. In furtherance and not in limitation of the foregoing, neither Purchasers nor any of its affiliates shall assume, and shall not be deemed to have assumed, other than as specifically set forth in Sections 1.4 and 1.5 above, any debt, claim, obligation or other liability of Sellers or any of its affiliates whatsoever, including, but not limited to (i) any Environmental Costs and Liabilities for any act, omission, condition, event or circumstance to the extent occurring or existing prior to the Closing Date, including without limitation all Environmental Costs and Liabilities relating in any manner to Sellers' direct or indirect handling, transportation or disposal of any Contaminants, (ii) any of Sellers' liabilities in respect of Taxes except as expressly provided in Sections 1.5(d) and 1.5(e) (but solely to the extent such taxes appear in Schedule 1.5(e)(ii) hereof) and Section 12.11(b) hereof, (iii)
                -------------------
any brokers' or finders' fees arising by reason of Sellers' dealings with brokers or other third parties, or other liability of Sellers for costs and expenses (including legal fees and expenses) incurred in connection with this Agreement, (iv) any Indebtedness except for the Assumed Obligations, (v) except as otherwise provided in Section 6.5 hereof with respect to the accrued and unused vacation of Sellers' Employees, any obligations or liabilities for Sellers' Employees, including severance, pension, profit sharing or any other employee benefit plans, compensation or retiree medical and other benefits and obligations, except to the extent same constitutes an Employee Amount, (vi) any obligation or liability arising as a result of or whose existence is a breach of Sellers' representations, warranties, agreements or covenants, (vii) any Excluded Assets, (viii) any Affiliate Obligations, (ix) any liability subject to compromise, except to the extent same constitutes an Assumed Obligation, and (x) rebates, allowances, deductions and/or price discrepancies relating in any manner to products sold in pursuit of the Business prior to the Closing Date (collectively, "Unassumed Liabilities"). Disclosure of any obligation or
                ---------------------
liability on any schedule to this Agreement shall not create an Assumed Obligation or other liability of Purchasers, except where such disclosed obligation has been expressly assumed by Purchasers as an Assumed Obligation in accordance with the provisions of Sections 1.4 and 1.5 hereof. Notwithstanding anything to the contrary herein, Purchasers acknowledge that they shall acquire the Accounts subject to the Account Debtor Liability (as defined in Section 1.1(b) above).

     1.7    Certain Limitations on Purchasers' Right to Acquire.  Sellers and
            ---------------------------------------------------
Purchasers acknowledge that Sellers are currently in possession of certain property under one or more Contracts, of which Sellers may actually be the owner, as distinguished from lessee, under certain principles of law, and which property Purchasers may wish to have Seller treat as Acquired Assets (such property is hereinafter referred to as "Disputed Status Property"). Notwithstanding any contrary provision of this Agreement or any document executed pursuant hereto, Purchasers shall not have the right, to the extent the same are held by Sellers (or either of them) under any Contract not assumed by Purchasers pursuant to Section 1.5 above, to acquire (i) any furniture, fixture, machinery, equipment or other item of tangible personal property which constitutes Disputed Status Property, or (ii) any furniture, fixture, machinery, equipment or other item of tangible personal property which does not constitute Disputed Status Property, unless in each case (and only if) Purchasers arrange to acquire such property in a manner which results in the Sellers being released and discharged (in a manner reasonably satisfactory to Sellers) from any and all further cost, expense or liability relating to such item (whether such costs, expenses and liability relate to or arise during the period prior to the Closing or after the Closing).

     1.8    Closing Locations License.  Upon approval of this Agreement by the
            -------------------------
Bankruptcy Court under the Sale Order, Sellers shall have been deemed to have granted unto Purchasers a license ("License") to use certain of Sellers' Stores
                                    -------
for the purpose of conducting "going-out-of-business," "store closing" or similar theme inventory liquidation sales ("Store Closing Sales") from up to 25
                                            -------------------
of Sellers' current retail store locations (with such closing locations to be identified by Purchasers to Seller no later than the Closing (collectively, the "Closing Locations")), with such Store Closing Sales to be (i) for the sole
 -----------------
account and benefit of the Purchasers, (ii) completed by Purchasers no later than 90 days after the Closing of the transaction contemplated hereby ("End Date") and (iii) conducted in accordance with procedures reasonably satisfactory to Purchasers and consistent with the Store Closing Guidelines attached as
Schedule 1.8 hereof, and further consistent with such procedures as are
------------
customarily approved by the Bankruptcy Court in similar such situations. The Sale Order shall contain provisions satisfactory to Purchasers which grants Purchasers the License to use the Closing Locations for the duration of the Store Closing Sales thereat, with Purchasers being obligated to pay all associated costs of the use and occupancy of the Closing Locations during the conduct of the Store Closing Sales therefrom. Purchasers shall provide Sellers with not less than 7 days written notice of their intention to vacate a Closing Location, if said date is prior to the End Date.

                                  ARTICLE II

                          PURCHASE PRICE AND PAYMENT

     2.1    Payment of Purchase Price.  The aggregate purchase price for the
            -------------------------
Acquired Assets (the "Purchase Price") shall be the sum of the following:
                      --------------

            (a) In accordance with Section 1.4(a) hereof, Purchasers' payment of Sellers' obligations to BRF under the First Term Loan; plus

            (b) In accordance with Section 1.4(b) hereof, Purchasers' payment of Sellers' obligations to BRF under the Second Term Loan; plus

            (c) In accordance with Section 1.4(c) hereof, Purchasers' payment of Sellers' obligations to BRF under the Revolver; plus

            (d) In accordance with Section 1.5 hereof, Purchasers' assumption of the Assumed Obligations; plus

            (e) Purchasers' payment to Sellers of the sum of $150,000 at Closing, said sum to be used by Sellers to defray post-Closing expenses of administration of Sellers' Chapter 11 estates.

     2.2    Physical Count and Valuation.  On or before January 31, 1998,
            ----------------------------
Purchasers shall have conducted and completed a physical count and inspection of the Inventory (the "Physical Inventory"). The instructions and guidelines to be
                    ------------------
abided by Purchasers in the conduct of the Physical Inventory shall be reasonable and customary and shall have been agreed to by Purchasers and Sellers. Sellers shall be permitted, at their own expense, to have representatives present for the taking of such Physical Inventory. Based on such Physical Inventory, Purchasers shall reasonably determine the amount of the Inventory Book Value as of the Closing Date, subject to Sellers' reasonable approval and taking into account the results of such Physical Inventory and the presence or absence of Inventory.

     2.3    Post-Closing Purchase Price Adjustment.  Upon determination of the
            --------------------------------------
Inventory Book Value in accordance with Section 2.2 (in addition to the adjustments provided for in Sections 2.5 below), the Purchase Price shall be adjusted as follows:

            (a) In the event that as of Closing there appears any negative variance greater than 10% (the "Adjustment Threshold") in either the book value of Seller's Accounts (including any tax refunds), net property, plant and equipment, prepaid expenses and/or any other assets comprising the Acquired Assets, from that which is reflected in the Balance Sheet, Purchasers shall be entitled to a reduction in the Purchase Price equal to the aggregate amount of such negative variance(s) over and above the Adjustment Threshold and for the amount of any negative variance between the Projected Inventory Book Value and the Inventory Book Value ("Purchase Price Adjustment"), provided, however, no
                           -------------------------    --------  -------
Purchase Price Adjustment shall be permitted if there has been a reduction in the outstanding amount of the First Term Loan, Second Term Loan and/or BRF Revolver, as the case may be, in an amount equal to or greater than the aggregate negative variance from the Balance Sheet. The Purchase Price Adjustment shall be effectuated by Purchasers making a ratable reduction in the amounts Purchasers shall pay in respect of the Post-Petition Trade Payables hereunder, with such reduction, to the extent applicable to the Post-Petition Trade Payables being made from the amount due from Purchasers in respect of the First Installment or Second Installment, at Purchasers' election.

            (b)  [Intentionally Omitted]

     2.4    [Intentionally Omittted]

     2.5    Further Assurances.  From time to time after the Closing and without
            ------------------
further consideration, (i) Sellers, upon the request of Purchasers and at Sellers' expense, shall execute and deliver such documents and instruments of conveyance and transfer as

Purchasers may reasonably request in order to consummate more effectively the purchase and sale of the Acquired Assets as contemplated hereby and to vest in Purchasers title to the Acquired Assets transferred hereunder, provided that (x) Sellers shall not be required to execute or deliver any document or instrument pursuant to this Section 2.5 which includes any provision(s) which impose obligations upon the Sellers which are greater than those imposed upon Sellers under the other provisions of this Agreement or the documents executed pursuant hereto, and (y) in no event shall Sellers be required to incur any material cost or expense in the performance of its obligations under this Section 2.5, Section 5.5, or Section 5.14 (it being understood that notwithstanding the foregoing, the Purchasers shall in any event be entitled to require Sellers to take such action as Sellers would otherwise be required to take pursuant to this Section 2.5, Section 5.5 and/or Section 5.14 but for the cost thereof by advancing to Sellers the amounts Sellers reasonably anticipate incurring in excess of immaterial costs and expenses in taking the action), and (ii) Purchasers, upon the request of Sellers and at Purchasers' expense, shall execute and deliver such documents and instruments of assumption as Sellers may reasonably request in order to confirm Purchasers' liability for the obligations under the Assumed Obligations or otherwise more fully consummate the transactions contemplated by this Agreement; provided that (xx) Purchasers shall not be required to execute or deliver any document or instrument pursuant to this Section 2.5 which includes any provision(s) which impose obligations upon the Purchasers which are greater than those imposed upon Purchasers under the other provisions of this Agreement or the documents executed pursuant hereto, and (yy) in no event shall Purchasers be required to incur any material cost or expense in the performance of its obligations under this Section 2.5 (it being understood that notwithstanding the foregoing, Sellers shall in any event be entitled to require Purchasers to take such action as Purchasers would otherwise be required to take pursuant to this Section 2.5 but for the cost thereof by advancing to Purchasers the amounts Purchasers reasonably anticipate incurring in excess of immaterial costs and expenses in taking the action).

     2.5    Diligent Efforts to Finalize all Adjustments.  Sellers and
            --------------------------------------------
Purchasers hereby agree to use their diligent, good faith efforts to effectuate and finalize all adjustments contemplated by this Article II within thirty (30) days following the Closing. In the event that all such adjustments have not been finalized and effectuated by the expiration of such thirty (30) day period, either party shall have the right, upon written notice to the other(s), to submit the determination of the remaining adjustments to the Bankruptcy Court for determination (on shortened time if the Bankruptcy Court will hear the matter on such basis).

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers jointly and severally represent and warrant to Purchasers as of the date of this Agreement and the Closing Date, as follows:

     3.1    Due Incorporation; Good Standing.  Sellers are corporations duly
            --------------------------------
incorporated under the laws of the state(s) of their respective incorporation, and are in good standing thereunder as of the date hereof and as of the Closing.

     3.2    Consents.  To Seller's actual knowledge, except for consents,
            --------
approvals or authorizations of, or filings with, the Bankruptcy Court, no notice to, filing with, authorization of, exemption by, or consent of any governmental authority is required in order for Sellers to consummate the transaction contemplated hereby.

     3.3    Financial Statements and Obligations.  To Sellers actual knowledge,
            ------------------------------------
the Projected Inventory Book Value and Financial Statements (as defined in the "Definitions" section above) present fairly in all material respects the matters addressed therein as of and for the periods set forth therein in conformity with the past accounting practices of the Sellers, and make full and adequate disclosure of, and provision for, all material obligations and liabilities of Sellers and the Business, as applicable, as of the date thereof.

     3.4    Title to and Condition of Properties.  At and as of the Closing
            ------------------------------------
Date, Sellers will have good and marketable title to, and will have the right to sell, convey, transfer, assign and deliver to Purchasers the Acquired Assets, including, but not limited to, the Leases, the Assumed Contracts and the Inventory on hand at Sellers' locations. At and as of the Closing Date, the Bill of Sale and the Assignment and Assumption of Leases, Contracts and Other Assumed Obligations (each as defined in Section 9.2 below) will be effective to vest in Purchasers good and valid record and marketable title to the Acquired Assets, including, but not limited to, the Leases, the Assumed Contracts and all of the Inventory on hand at Sellers' locations. To Sellers' actual knowledge, at and as of the Closing Date, Sellers will have good and marketable title to, and will have the right to sell, convey, transfer, assign and deliver to Purchasers the Intellectual Property.

     3.5    Contracts.   To Sellers' actual knowledge, Schedule 3.5 is a true
            ---------                                  ------------
and complete list of all material Contracts (i.e., contracts under which Sellers (or either of them) would be required to pay $10,000 or more to another party) as of the date hereof which Sellers are party or to which any of the Acquired Assets or Assumed Obligations are subject. Sellers have the full right to occupy the Stores pursuant to the Leases, and such right shall continue throughout the term of the License at any Closing Location. Each of the Contracts and Leases are (i) in full force and effect and (ii) have not been assumed or rejected (as such terms are used in section 365 of the Bankruptcy Code).

     3.6    Brokers.  Sellers have incurred no liability to any broker, finder
            -------
or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby, except for certain fees and commissions payable to Price Waterhouse LLP in connection with the consummation of the transactions contemplated herein, the payment of which shall be the sole responsibility of Sellers. Sellers agree that if any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder's fees, or commissions are ever asserted against Purchasers or the Sellers in connection with this transaction, all such claims shall be handled and paid by the party whose actions form the basis of such claim and such party shall indemnify, defend (with counsel reasonably satisfactory to the party(ies) entitled to indemnification), protect and save and hold the other harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby.

     3.7    Accounts.  To Sellers' actual knowledge, all of Sellers' Accounts
            --------
have been made in the Ordinary Course of Business.

     As used herein, the term "Sellers' actual knowledge" and similar terms shall mean and refer only to matters actually known to Jerry Payton and/or Jim Schultz as of the execution date hereof, without any inquiry or investigation.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF PURCHASERS

     (a) Purchasers represent and warrant to Sellers as follows:

     4.1    Authority.  The execution, delivery and performance of this
            ---------
Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized and do not and will not violate any provisions of the certificate of organization, partnership agreement, by-laws, or similar instrument of Purchasers.

     4.2    Consents.  No notice to, filing with, authorization of, exemption
            --------
by, or consent of any authority is required in order for Purchasers to consummate the transactions contemplated hereby.

     4.3    Brokers.  Purchasers have incurred no liability to any broker,
            -------
finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby. Purchasers agree that if any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder's fees, or commissions are ever asserted against Purchasers or the Sellers in connection with this transaction, all such claims shall be handled and paid by the party whose actions form the basis of such claim and such party shall indemnify, defend (with counsel reasonably satisfactory to the party(ies) entitled to indemnification), protect and save and hold the other harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby.

     (b)    "AS IS" Purchase.  Purchasers hereby acknowledge and agree that,
            ----------------
except as otherwise expressly provided in Article III above, (i) Sellers make no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Acquired Assets, and (ii) Purchasers accept the Acquired Assets "AS IS," "WHERE IS," and "WITH ALL FAULTS." Without in any way limiting the foregoing, Sellers hereby disclaim any warranty (express or implied) of merchantability or fitness for any particular purpose as to any Acquired Asset.

                                   ARTICLE V

                             COVENANTS OF SELLERS

     5.1 - 5.4 [THESE PROVISIONS INTENTIONALLY OMITTED]

     5.5    Consents and Approvals. Subject to the provisions of Section 2.5
            ----------------------
above, Sellers shall use their reasonable efforts (i) to obtain all consents and approvals, as reasonably requested by Purchasers, to more effectively consummate the purchase and sale of the Acquired Assets and the assignment of the Assumed Obligations, together with any other necessary consents and approvals to consummate the transactions contemplated hereby, including, but not limited to, obtain the Sale Order, (ii) to make, as reasonably requested by Purchasers, all filings, applications, statements and reports to all authorities which are required to be made prior to the Closing Date by or on behalf of Sellers or any of their affiliates pursuant to any applicable Regulation in connection with this Agreement and the transactions contemplated hereby, and (iii) to obtain, as reasonably requested by Purchasers, all required consents and approvals (if any) to assign and transfer the Permits to Purchasers at Closing and, to the extent that one or more of the Permits are not transferable, to obtain replacements therefor; provided that Seller shall not be required to make any filing in connection with the transfer of a Permit or take any other action required by this sentence unless Purchasers advances any and all fees and other charges imposed by any applicable authority in connection with such filing, transfer or
other requested action.   Subject to the provisions of Section 2.5 above, in the
event that certain Permits are not transferable or replacements therefor are not obtainable on or before the Closing, but such Permits are transferable or replacements therefor are obtainable after the Closing, Sellers shall continue to use such reasonable efforts in cooperation with Purchasers after the Closing as may be required to obtain all required consents and approvals to transfer, or obtain replacements for, such Permits after Closing and shall do all things reasonably necessary to give Purchasers the benefits which would be obtained under such Permits; provided, however, Seller shall in no event be required to make any filing in connection with the transfer of a Permit or take any other action required by this sentence unless Purchasers advance any and all fees and other charges imposed by any applicable authority in connection with such filing, transfer or other requested action.

     5.6 - 5.10  [THESE PROVISIONS INTENTIONALLY OMITTED]

     5.11   Tax Returns.  Sellers, in accordance with applicable law, shall
            -----------
(i) promptly prepare and file on or before the due date or any extension thereof all federal, state and local tax returns required to be filed by them with respect to taxable periods of either Seller that include any period ending on or before the Closing and (ii) pay all Taxes of Sellers shown on such returns attributable to periods ending on or before the Closing.

     5.12   Noncompetition and Confidentiality.
            ----------------------------------

            (a) Each Seller jointly and severally acknowledges that it has a special knowledge of the Business and the proprietary and confidential information included in the Acquired Assets, and that Purchasers are making a considerable investment in the Acquired Assets from which investment Sellers have benefitted. In consideration of this Agreement and such investment and benefit, and as an inducement to Purchasers to enter into this Agreement and consummate the transactions contemplated herein, each Seller jointly and severally agrees that, for a period of three (3) years after the Closing Date,
(i) it will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or that otherwise engages in the Business; or have any financial interest in, or aid or assist anyone else in the conduct of, any business that competes with the Business as conducted on the date hereof (a "Competitive Business"); provided, however, that each Seller
                    --------------------    --------  -------
may own less than 5% of any outstanding class of publicly traded securities of an issuer that is a Competitive Business, and (ii) it will not, directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchasers, Confidential Information (as defined below) and Sellers shall use their reasonable efforts to cause all persons or entities to whom any Confidential Information has been disclosed without violation hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. "Confidential Information" means any trade secret,
                           ------------------------
confidential study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how", trade secrets, customer lists, details of client or consultant contracts, pricing policies, sales techniques, confidential information relating to suppliers, marketing plans or strategies, products and formulae, product development techniques or plans, business acquisition plans or any portion or phrase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, research or technical data, improvements or other proprietary or intellectual property of Sellers specifically relating to the Business, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term "Confidential Information" does
                                                 ------------------------
not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of a disclosure by any Seller. Sellers shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any therefor is specifically required by law; provided, however,
                                                            --------  -------
that in the event disclosure is required by applicable law, Sellers shall provide Purchasers with prompt notice of such requirement, prior to making any disclosure, so that Purchasers may seek an appropriate protective order, and shall cooperate with Purchasers in connection therewith. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be deemed to be in default under this Section 5.12 or any other provision of this Agreement by reason of any information which Sellers (or either of them) may reasonably deem appropriate to disclose in the continuing administration of the Chapter 11 Cases.

            (b) For a period of five (5) years following the Closing Date, each Seller jointly and severally agrees that it will not without the express prior written approval of Purchasers: (i) directly or indirectly recruit, solicit or otherwise induce or influence any employee, sales agent, joint venturer, lessor, supplier, agent, representative or any other person that has or had during the one year period initially preceding the Closing Date a business relationship with Sellers relating to the Business, to discontinue, reduce or adversely modify such employment, agency or business relationship with Purchasers as it relates solely to the Business, or (ii) only to the extent competitive with the Business as conducted on the Closing Date, employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is employed or retained by Purchasers. Notwithstanding the foregoing, nothing herein shall prevent an officer of Sellers from providing a letter of recommendation to an employee with respect to a future employment opportunity.

            (c) For a period of five (5) years following the Closing Date, each Seller jointly and severally agrees that it will not without the express prior written approval of Purchasers, directly or indirectly, recruit, solicit or otherwise induce or influence any customer of Purchasers to discontinue, reduce or modify such business relationship with Purchasers to the extent such business relationship pertains to the Business.

            (d) Each Seller jointly and severally agrees that the violation or threatened violation of any of the provisions of this Section 5.12 by it shall cause immediate and irreparable harm to Purchasers and that the damage to Purchasers will be difficult or impossible to calculate with precision. Therefore, in the event that either Seller violates this Section 5.12, an injunction restraining such Sellers from such violation may be entered against the relevant Seller in addition to any other relief available to Purchasers.

            (e) If, at the time of enforcement of any provision of this Section 5.12, a court shall hold that the duration, scope or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope or other restrictions and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and other restrictions permitted by law.

     5.13   Referral of Business Opportunities.  From and after the Closing
            ----------------------------------
Date, Sellers shall use reasonable efforts to refer to Purchasers all incoming business inquiries, customer orders and other matters related to the Business, the Acquired Assets and the Assumed Obligations including, without limitation, all customer orders received by Sellers via computer or other automated inventory control systems. To the extent customer orders are delivered to third party electronic data interchange providers, such providers will be instructed to transmit such orders to Purchasers or Purchasers' providers. Electronic delivery, if used, shall be by such method as shall be mutually agreed.

     5.14   Insurance.  Provided that any claim by Purchasers in no way
            ---------
prejudices or otherwise affects Sellers' right to look to such policies with respect to claims arising pre-Closing, Purchasers shall be entitled to make claims against Sellers' insurance policies and coverage which are occurrence policies from and after the Closing Date for all matters, injuries and claims arising prior to the Closing Date relating in any way to the Acquired Assets or Assumed Liabilities in the same manner and subject to the same terms, conditions and limitations as Sellers prior to the Closing Date. Purchasers will have no obligations or liabilities under such insurance policies for additional premiums or similar payments after the Closing Date, either due to retroactive adjustments, audits, roll-backs or otherwise. Subject to the provisions of
Section 2.6 and to the same proviso as is set forth at the beginning of this
Section 5.14, Sellers will cooperate after the Closing Date with Purchasers and its insurance carriers and agents in connection with the foregoing and with Purchasers in establishing new insurance policies and coverage for Purchasers from and after the Closing Date. Without in any way limiting the foregoing, Purchasers shall be entitled to make claims against Sellers' insurance policies and coverage only to the extent permitted by the carriers of such insurance.

     5.15   Sellers' Employees. Except as provided in Section 6.5, Purchasers
            ------------------
have not agreed to hire any of Sellers' employees or independent contractors retained by Sellers. Effective immediately prior to the Closing, Sellers shall terminate all of their respective Employees. Any employee of Sellers hired by Purchasers after the Closing shall be a new-hired employee of Purchasers.

     Other than the covenants set forth in the last sentence of Section 5.5 and the covenants set forth in Sections 5.11, 5.12, 5.13 and 5.14 (which shall survive the Closing), all covenants of Sellers set forth in this Article V shall lapse at, and be of no further force or effect following, the Closing.

                                  ARTICLE VI

                            COVENANTS OF PURCHASERS

     6.1 - 6.2 [THESE PROVISIONS INTENTIONALLY OMITTED]

     6.3    Assumed Obligations. Subsequent to the Closing, Purchasers agree to
            -------------------
assume and perform the Assumed Obligations.

     6.4    [INTENTIONALLY OMITTED]

     6.5    Employees.  Effective as of the Closing, Purchasers shall offer
            ---------
employment to all active employees of Sellers listed on Schedule 6.5 hereto ("Employees"), at compensation and benefit levels substantially equivalent to
  ---------
their present levels, including, but not limited to, the right to use any unused vacation time accrued as of the Closing Date. Employees who accept offers of employment made by Purchasers pursuant to this Section 6.5 shall be referred to hereinafter as the "Transferred Employees." Sellers shall assist Purchasers in
                    ---------------------
effecting the change of employment of the Transferred Employees as of the Closing in an orderly fashion. Nothing herein expressed or implied shall confer upon any Employee of Sellers, any Transferred Employee, any other employee or any legal representative thereof any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement. Each Employee hired by Purchasers shall be a new-hired employee of Purchasers.

     6.6    [INTENTIONALLY OMITTED]

     6.7    Reasonable Access to Records and Certain Personnel.  Following
            --------------------------------------------------
consummation of the Closing, so long as either of the Chapter 11 Cases is pending and so long as such access does not unreasonably interfere with Purchasers' business operations, Purchasers shall permit Sellers' counsel and any other professionals employed in the Chapter 11 Cases reasonable access to the financial and other books and records relating to the Acquired Assets or the Sellers' Business (whether in documentary or data form) for the purpose of the continuing administration of the Chapter 11 Cases (including, without limitation, the Sellers' pursuit of any Avoidance Action), which access shall include the right of such professionals to copy, at the Sellers' expense, such documents and records as they may request in furtherance of the purposes described above. If Purchasers move any such documents or records out of Texas, Sellers have the right to require Purchasers to copy and deliver to Sellers or their professionals such documents and records as they may request, but only to the extent Sellers or any such professional (i) furnish Purchasers with reasonably detailed written descriptions of the materials to be so copied and
(ii) Sellers reimburse Purchasers for the costs and expenses thereof. The parties acknowledge that Sellers shall have the right to retain any documents and records provided pursuant to this Section 6.7. Following consummation of the Closing, Purchasers shall provide Sellers and such professionals with reasonable access to Jerry Payton and Jim Schultz during regular business hours to assist in the continuing administration of the Chapter 11 Cases, provided again that such access does not unreasonably interfere with Purchasers' business operations. Without otherwise limiting the generality of the foregoing, Purchasers shall only be obligated to permit access to books and records and to Messrs. Payton and Schultz to enable Sellers' counsel and other professionals described above to investigate matters relating to transactions, owed or occurred prior to the Closing.

Except for the covenant set forth in Section 6.5 above (to the extent that it is fully performed by Purchasers concurrently with or prior to the Closing), all of Purchasers' covenants set forth in this Article VI shall survive the Closing.

                                  ARTICLE VII

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                                 OF PURCHASERS

     The obligations of Purchasers under this Agreement are, at the option of Purchasers, subject to satisfaction of the following conditions precedent on or before the Closing Date.

     7.1    Warranties True as of Both Present Date and Closing Date.  Each of
            --------------------------------------------------------
the representations and warranties of Sellers contained herein shall be true and correct on and as of the date of this Agreement, and shall also be true and correct in all material respects (except for such changes as are contemplated by the terms of this Agreement) on and as of the Closing Date with the same force and effect a though made on and as of the Closing Date.

     7.2    Secured Obligations.  The maximum amount of the First Term Loan
            -------------------
shall be $2,800,000. The maximum amount of the Second Term Loan shall be $2,000,000. The maximum amount of the Revolver shall be $13,000,000.

     7.3    Bankruptcy Condition. The Sale Order (i) shall have been entered by
            --------------------
the Bankruptcy Court, and (ii) shall not have been appealed or be subject to any pending appeal as of the Closing Date and no stay with respect thereto shall be in effect as of the Closing Date.

     7.4    Purchasers' Due Diligence.  Purchasers acknowledge that prior to
            -------------------------
executing this Agreement Purchasers have conducted due diligence regarding, inter alia, Sellers' Business operations, assets, and liabilities. Immediately
----- ----
upon Sellers' execution and delivery of this Agreement, Sellers shall continue to provide Purchasers (or its designated representatives) full and complete access to Sellers' employees, books and records, corporate offices and other facilities for the purpose of conducting such additional due diligence as Purchasers deem appropriate or necessary, in its discretion, in order to facilitate Purchasers' efforts to consummate the transaction provided for herein. Sellers shall hereby covenant and agree to cooperate with Purchasers in this regard. In the event that after execution of this Agreement, and at any time prior to Closing Purchasers discover any material negative item or matter which has not been disclosed to the Purchasers prior to the delivery of this Agreement, Purchasers shall be entitled to terminate this Agreement without recourse, damages, or claims against it by Sellers or any party claiming by, through, or under any Seller;

     7.5    No Material Adverse Change.  The Purchasers being satisfied that
            --------------------------
there has been no material adverse change in either the Acquired Assets or the Sellers' Business between the date hereof and Closing;

     7.6    Financing.  The obtaining by Purchasers of necessary acquisition and
            ---------
working capital financing, in an amount(s) deemed by Purchasers in their discretion necessary to fulfill Purchasers' obligations under this Agreement, with evidence of such financing satisfactory to Sellers to be provided to Sellers not later than 12 hours prior to the commencement of the Overbid Auction;

     7.7    Management Employment Agreements.  Purchasers negotiating and
            --------------------------------
reaching definitive agreement with certain senior executives of Sellers regarding continued employment post-Closing, it being further understood that payment of any amount in respect of severance or other retention bonus amounts to retained senior management separate and apart from the Purchase Price shall be subject to negotiation and agreement between Purchasers and said individuals;

     7.8    Bankruptcy Court Approval of Sellers' Grant of License and
            ----------------------------------------------------------
Purchasers' Conduct of the Store Closing Sales From the Closing Locations.  The
-------------------------------------------------------------------------
Sale Order shall contain provisions satisfactory to Purchasers authorizing and approving Sellers' grant unto Purchasers of the License and the authority to conduct the Store Closing Sales from the Closing Locations, as provided in
Section 1.8 hereof;

     7.9    Sale Procedures Order; Overbid Protection; Expense Reimbursement.
            ----------------------------------------------------------------
Purchasers acknowledge that their offer may be subject to the Sellers' receipt of higher and/or better offers in the course of the Bankruptcy Court approval process, all in accordance with the terms and provisions of that certain order of the Bankruptcy Court, dated January 6, 1998, inter alia, (a) approving certain competitive bid and auction procedures, including, but not limited to, the requirement that any competing offer from a third party to acquire the Acquired Assets as a going concern must be in an amount that is not less than $750,000 higher than the Purchase Price provided for herein, with any successive going concern offers being made in additional increments of not less than $50,000 of the next highest offer received, (b) scheduling a hearing for approval of the transaction provided for herein for January 16, 1998 at 3:00 p.m. (standby), and (c) approving Sellers' (i) payment to Purchasers of a topping fee of $500,000, and (ii) reimbursement of Purchasers for their actual, documented out-of-pocket expenses up to a maximum amount of $100,000 (the amounts provided for in this Section 7.9(c)(i) and (ii) are collectively defined as the "Topping Fee") (the foregoing procedures in (a), (b) and (c) above are collectively referred to and defined herein as the "Sale Procedures" and the "Sale Procedures Order", respectively).

     7.10   Bankruptcy Court Approval.  Entry of one or more orders of the
            -------------------------
Bankruptcy Court, inter alia, approving the (i) Sale Procedures (as defined in
Section 7.9 hereof), (ii) the sale of the Acquired Assets to Purchasers, pursuant to the terms of this Agreement, and (iii) the Sellers' grant to the Purchasers of the License at Closing. The Sale Order must be in a form and content that is satisfactory to the Purchasers; and at a minimum contain (i) a finding that the Acquired Assets shall be sold to Purchasers free and clear of all liens, claims and encumbrances pursuant to section 363(f) of the Bankruptcy Code, (ii) provide that the Purchasers are good faith purchasers entitled to the protection of section 363(m) of the Bankruptcy Code, (iii) authorize Purchasers' conduct of the Store Closing Sales upon terms and conditions reasonably satisfactory to Purchasers, and (iv) authorize Sellers' assumption and assignment to Purchasers of at least 80 Store Leases, as same shall be designated by Purchasers on Schedule 1.2(a), subject to the provisions and
                            ---------------
adjustments provided for in Section 1.2(a) hereof, if any;

     7.11   Lease/Contract Assumption and Assignment.  The Sale Order shall
            ----------------------------------------
approve and authorize the assumption and assignment of those Leases and Contracts designated by the Purchasers prior to Closing;

     7.12   Sale Order Deadline.  The Sale Order shall be entered by January 20,
            -------------------
1998; and

     7.13   Closing Deadline.  The Closing must occur on or before January 21,
            ----------------
1998 at 3:00 p.m.

     7.14   General Release.  Each Seller shall have executed a general
            ---------------
release (the "Seller Releases") in favor of Purchasers, in substantially the form of Exhibit C attached hereto; provided, however, that in no event shall the
        ---------
Seller Releases provide for the release of any of the obligations of the parties created by this Agreement or any instrument, document or agreement executed pursuant to the terms and provisions hereof.


                                 ARTICLE VIII

                CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

     The obligations of Sellers under this Agreement are, at the option of Sellers, subject to the satisfaction of the following conditions precedent on or before the Closing Date.

     8.1    Warranties True as of Both Present Date and Closing Date.  The
            --------------------------------------------------------
representations and warranties of Purchasers contained herein shall be true and correct on and as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement) on and as of the Closing Date with the same fore and effect as though made by Purchasers on and as of the Closing Date.

     8.2    General Release.  Each of Jerry Payton and Jim Schultz shall have
            ---------------
executed and delivered to Sellers a General Release in favor of Sellers (the "Executives' Release") in the form of Exhibit D attached hereto and incorporated herein by this reference; provided, however, that in no event shall the Executives' Release provide for the release of any of the obligations of the parties created by this Agreement or by any document or agreement executed pursuant to the terms and provisions hereof.


     8.3    [INTENTIONALLY OMITTED]

     8.4    Bankruptcy Condition.  The Sale Order (i) shall have been entered by
            --------------------
the Bankruptcy Court, and (ii) shall not have been appealed or be subject to any pending appeal as of the Closing Date and no stay with respect thereto shall be in effect as of the Closing Date.

     8.5    General Release.  Purchasers shall have executed and delivered to
            ---------------
Sellers a General Release in favor of Sellers (the "Purchasers Release") in the form of Exhibit E attached hereto and incorporated herein by this reference; provided, however, that in no event shall the Purchasers Release provide for the release of any of the obligations of the parties created by this Agreement or by any document or agreement executed pursuant to the terms and provisions hereof.

                                  ARTICLE IX

                                    CLOSING

     9.1    Closing.  Provided that the Sale Order shall (i) have been issued
            -------
and entered by Bankruptcy Court on or before the date set forth in Section 7.12 and (ii) not have been appealed or otherwise subject to a stay or other injunction, the Closing shall take place on a date and time to be mutually agreed upon by Sellers and Purchasers, but in no event later than 3:00 p.m. on January 21, 1998.

     9.2    Deliveries by Sellers.  At the Closing, Sellers will deliver the
            ---------------------
following to Purchasers: (a) a Bill of Sale in form and content mutually satisfactory to Purchasers and Sellers; (b) an Assignment and Assumption of Leases, Contracts and Other Assumed Obligations in form and content mutually satisfactory to Purchasers and Sellers (the "Assignment and Assumption"); (c) a
                                             -------------------------
Trademark Assignment in form and content mutually satisfactory to Purchasers and Sellers; (d) the Seller Releases; and (e) with respect to each vehicle comprising part of the Acquired Assets, an original Certificate of Title, with the assignment portion completed and signed by Sellers.

     9.3    Deliveries by Purchasers.  At the Closing, Purchasers will deliver
            ------------------------
the following: (a) the Purchase Price payable pursuant to and in accordance with
Section 2.2; and (b) duly-executed originals of the Assignment and Assumption, and the Purchasers Release.

                                   ARTICLE X

     10.1   Termination.
            -----------

            (a) In the event the transactions provided for in this Agreement have not closed on or before January 21, 1998 at 3:00 p.m., this Agreement and the transactions contemplated herein shall automatically terminate and be of no further force or effect. In the event of a termination in accordance with this
Section 10.1(a), and provided that each of Sellers and Purchasers have used their best efforts to effectuate a closing of the transactions contemplated hereunder, neither Sellers nor Purchasers shall suffer any liability or other obligation to the other.

            (b) In the event that the condition set forth in Section 7.2 is not satisfied on or before January 21, 1998 at 3:00 p.m., Purchasers may terminate this Agreement. In the event of a termination in accordance with this Section 10.1(b), neither Sellers nor Purchasers shall suffer any liability or other obligation to the other.

                                  ARTICLE XI

                            [INTENTIONALLY OMITTED]

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1   Expenses.  Each party hereto shall bear its own expenses with
            --------
respect to the transactions contemplated hereby. Notwithstanding the foregoing, in the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party in such action or proceeding (i.e., the party who, in light of the issues contested or determined in the action or proceeding, was more successful) shall be entitled to have and recover from the non-prevailing party such costs and expenses (including, without limitation, all court costs and reasonable attorneys' fees) as the prevailing party may incur in the pursuit or defense thereof.

     12.2   Amendment.  This Agreement may be amended, modified or
            ---------
supplemented but only in writing signed by all of the parties hereto.

     12.3   Notices.  Any notice, request, instruction or other document to
            -------
be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person, (ii) on the date of transmission if sent by telex, telecopy or other wire transmission (provided that a copy of such transmission is simultaneously deposited in the manner provided in clause (iii) below), (iii) one business day after being delivered to
            ------------
a nationally known commercial courier service providing next day delivery service (such as Federal Express), or (iv) three business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

            (A)  If to Sellers, addressed as follows:

                        Old America Stores, Inc.
                        c/o Young Conaway Stargatt & Taylor LLP
                        11th Floor, Rodney Square North
                        P.O. Box 391
                        Wilmington, Delaware 19899-0391
                        Attn: S. David Peress, Esq.
                        Telephone: (302) 571-6634
                        Facsimile: (302) 571-1253

                        with a copy to:

                        Gardere & Wynne LLP
                        3000 Thanksgiving Tower
                        1601 Elm Street
                        Dallas, Texas 75201
                        Attn:  Dierdre Ruckman, Esq.
                        Telephone: (214) 999-3000
                        Facsimile: (214) 999-3250

            (B)  If to Purchasers, addressed as follows:

                        Old America Stores, LP and
                        KOB, LP
                        c/o 811 North Collins Freeway
                        Highway 75 North
                        Howe, Texas 75459
                        Attn: Robert E. Kirkland

                        with a copy to:

                        REK, LLC
                        c/o Dunn Creswell Sparks Smith Horne & Downing PLLC 624 E. Reelfoot Avenue
                        Union, Tennessee 38261
                        Attn: Alfred H. Creswell, CPA
                        Telephone: (901) 885-3661
                        Facsimile: (901) 885-6909

                                     -and-

                        Traub, Bonacquist & Fox LLP
                        489 Fifth Avenue
                        Suite 2700
                        New York, New York 10017
                        Attn: Paul Traub, Esq.
                        Telephone: (212) 476-4770
                        Facsimile: (212) 476-4787



or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

     12.4   Effect of Investigations.  Any due diligence review, audit or
            ------------------------
other investigation or inquiry undertaken or performed by or on behalf of Purchasers shall not limit, qualify, modify or amend the representations, warranties and covenants of, and indemnities by, Sellers made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchasers.

     12.5   Waivers.  The failure of a party hereto at any time or times to
            -------
require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

     12.6   Counterparts.  This Agreement may be executed simultaneously in
            ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.7   Headings.  The headings preceding the text of Articles and
            --------
Sections of this Agreement and the Schedules thereto are for convenience only and shall not be deemed part of this Agreement.

     12.8   APPLICABLE LAW AND JURISDICTION.  THIS AGREEMENT (AND ALL
            -------------------------------
DOCUMENTS, INSTRUMENTS, AND AGREEMENTS EXECUTED AND DELIVERED PURSUANT TO THE TERMS AND PROVISIONS HEREOF (COLLECTIVELY, "ANCILLARY DOCUMENTS")) SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH JURISDICTION. PURCHASERS AND SELLER FURTHER AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (i) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT; AND/OR (ii) THE ACQUIRED ASSETS AND/OR ASSUMED LIABILITIES (INCLUDING, WITHOUT LIMITATION ANY DISPUTES REGARDING ANY ADJUSTMENTS CONTEMPLATED BY SECTIONS 2.2, 2.4 AND/OR 2.5 HEREOF WHICH ARE NOT RESOLVED BY MUTUAL AGREEMENT WITHIN THIRTY (30) DAYS FOLLOWING THE CLOSING DATE) AND PURCHASERS EXPRESSLY CONSENT TO AND AGREE NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION.

     12.9   Binding Nature; Assignment.  This Agreement shall be binding upon
            --------------------------
and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties; except, that (i) Purchasers may assign any of its rights hereunder to any affiliate or wholly-owned subsidiary, (ii) Purchasers may grant a security interest in its rights and interests hereunder to its lenders, and (iii) as otherwise provided in this Agreement. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     12.10  No Third Party Beneficiaries.  This Agreement is solely for the
            ----------------------------
benefit of the parties hereto and their respective affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     12.11  Tax Matters.
            -----------

            (a) Purchasers shall make available to Sellers, and Sellers shall make available to Purchasers, (i) such records as any such party may require for the preparation of any Tax Returns required to be filed by Sellers or Purchasers and (ii) such records as Sellers or Purchasers may require for the defense of any audit, examination, administrative appeal, or litigation of any Tax Return in which Sellers or Purchasers was included.

            (b) Purchasers shall be responsible for the timely payment of all sales, use, transfer (including, without limitation, documentary transfer, stamp and like taxes) and similar taxes payable in connection with the consummation of the transactions contemplated by this Agreement.

            (c) Notwithstanding anything herein to the contrary, following the Closing, Purchasers shall for federal income tax purposes allocate the Purchase Price (and other capitalized costs) among the Acquired Assets in accordance with the provisions of Section 1060 of the Code.

     12.12  Construction.  The language used in this Agreement will be deemed
            ------------
to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail of the exception. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

     12.13  Entire Understanding.  This Agreement and the Ancillary Documents
            --------------------
set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and the Agreement and such Ancillary Documents supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement or in any Ancillary Document.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

                                      PURCHASERS:

                                      OLD AMERICA STORES, LP
                                      By REK LLC, As General Partner

                                      By:
                                         ---------------------------------------
                                          Alfred H. Creswell, Attorney-in-Fact
                                          for Robert E. Kirkland, Chief Manager


                                      KOB, LP
                                      By REK LLC, as General Partner

                                      By:
                                         ---------------------------------------
                                          Alfred H. Creswell, Attorney-in-Fact
                                          for Robert E. Kirkland, Chief Manager



                                      SELLERS:

                                      OLD AMERICA STORES, INC., Debtor and
                                      Debtor-in-Possession

                                      By:
                                         ---------------------------------------
                                          Name:  Jerry Payton
                                          Title: President

                                      OLD AMERICA WHOLESALE, INC., Debtor and
                                      Debtor-in-Possession

                                      By:
                                         ---------------------------------------
                                          Name:  Jerry Payton
                                          Title: President

                                      OLD AMERICA STORE, INC., Debtor and
                                      Debtor-in-Possession

                                      By:
                                         ---------------------------------------
                                          Name:  Jerry Payton
                                          Title: President